Exhibit 99.1

Progenity Provides Corporate Updates and Reports Third Quarter 2020 Financial Results

Reported 84 thousand tests in the third quarter, up 12% compared to the second quarter

Achieved a preeclampsia test analytical verification milestone

Management will host conference call and webcast today at 4:30 p.m. ET/1:30 p.m. PT

SAN DIEGO, November 9, 2020 – Progenity, Inc. (Nasdaq: PROG), a biotechnology company with an established track record of success in developing and commercializing molecular testing products, today provided corporate updates and reported financial results for the third quarter ended September 30, 2020.

Progenity made significant progress during the third quarter, both with its revenue generating business and especially with its innovation pipeline programs. The company continued to grow its overall volume demand and increased its in-network position by adding national and regional contracts, and saw additional commercial and government payors covering average risk NIPT. The company also announced it had secured additional COVID-19 testing capacity in order to meet anticipated higher demand for the test ahead of the winter season.

On the innovation front, the company announced it successfully achieved a preeclampsia test analytical verification milestone, with the program now transferred to the operations group which will be responsible for both validation and full commercialization of the test in 2021.

“We continue to make progress in establishing a strong foundation with our core molecular testing business and anticipate these efforts to translate into stronger and consistent operating performance near term. We are particularly excited with the progress and transformational potential of our R&D pipeline and look forward to our upcoming preeclampsia R&D day for investors on November 20, 2020,” said Harry Stylli, Ph.D., CEO, chairman of the board, and co-founder of Progenity.

Third Quarter 2020 Results and Other Corporate Highlights

•	Reported approximately 84 thousand tests in the third quarter, up 12% compared to the second quarter including COVID-19 test volume.

•	Increased in-network covered lives with the addition of the Multiplan national contract, providing access to up to 60 million lives and added 1.5 million lives from additional regional payors.

•	Secured a substantial increase in its COVID-19 PCR testing capacity and supply chain access through its existing relationship with ThermoFisher.

•

Successfully achieved a key milestone in the analytical verification phase of the LDT version of the preecludia™ preeclampsia test. The company also announced an upcoming preeclampsia R&D day for November 20, 2020.

•

Announced encouraging preclinical data supporting the potential of the Company’s oral drug delivery system (DDS) using a proprietary autonomous localization technology designed to identify the ileal/ileocecal region of the GI tract in targeting the colon for drug delivery.

•

Received a $15.7 million tax refund related to the 2019 net operating loss (NOL) carryback provisions available under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) legislation, a majority of which was used to make accelerated payments to the government under our government settlement agreements.

Third Quarter 2020 Financial Results

Comparison of Three Months Ended September 30, 2020 and June 30, 2020

Revenue was $25.9 million in the three months ended September 30, 2020, up from $17.3 million in the three months ended June 30, 2020. The second quarter revenues reflected a $10.3 million accrual for refunds to government payors.

Total accessioned tests volume, which includes the company’s Innatal, Preparent, Riscover and COVID-19 testing, was 84,067 in the third quarter of 2020, up by 12% compared to the accessioned tests volume in the second quarter of 2020, which was 75,017 tests.

Gross margin was 9.2% for the three months ended September 30, 2020, compared to negative 26.5% for the three months ended June 30, 2020, which primarily reflected the effect of revenue reduction related to refund accrual in the second quarter.

Operating expenses were $46.9 million for the three months ended September 30, 2020, compared to $42.2 million in the three months ended June 30, 2020.

Net loss attributable to common stockholders was $47.1 million for the three months ended September 30, 2020 and basic and diluted net loss per share was $1.01, compared to a net loss attributable to common stockholders of $53.1 million and a net loss per share of $6.11 for the three months ended June 30, 2020.

Comparison of Three Months Ended September 30, 2020 and 2019

Revenue was $25.9 million in the three months ended September 30, 2020, compared to $18.8 million in the three months ended September 30, 2019.

Gross margin was 9.2% for the three months ended September 30, 2020, compared to negative 33.2% for the three months ended September 30, 2019.

Operating expenses were $46.9 million for the three months ended September 30, 2020, compared to $48.6 million in the three months ended September 30, 2019.

Net loss attributable to common stockholders was $47.1 million for the three months ended September 30, 2020 and basic and diluted net loss per share was $1.01, compared to a net loss of $97.9 million and a net loss per share of $19.85 for the three months ended September 30, 2019.

Cash and cash equivalents were $60.0 million as of September 30, 2020. As of September 30, 2020, Progenity had 47.0 million shares outstanding.

COVID-19 Update

Public health measures related to the novel coronavirus are greatly impacting healthcare practices. We have responded to the COVID-19 pandemic by implementing and maintaining robust response plans, seamlessly continuing laboratory operations and maintaining pre-pandemic turnaround times. We enhanced our digital sales and support capabilities, increased proactive test reporting and remote genetic counseling capabilities, and expanded our mobile phlebotomy services, assisting our customers to continue serving their patients with the same quality care.

Webcast and Conference Call Information

Progenity will host a webcast and conference call to discuss the second quarter financial results and answer investment community questions today, Monday, November 9, 2020 at 4:30 p.m. ET / 1:30 p.m. PT. The live call may be accessed by dialing 833-519-1237 for domestic callers and 914-800-3810 for international callers and entering the conference code: 5878610. A live webcast and archive of the call will be available online from the investor relations section of the company website at www.progenity.com.

About Progenity

Progenity, Inc. is a biotechnology company with an established track record of success in developing and commercializing molecular testing products, as well as innovating in the field of precision medicine. Progenity provides in vitro molecular tests designed to improve lives by providing actionable information that helps guide patients and physicians in making medical decisions during key life stages. The company applies a multi-omics approach, combining genomics, epigenomics, proteomics, and metabolomics to its molecular testing products and to the development of a suite of investigational ingestible devices designed to provide precise diagnostic sampling and drug delivery solutions. Progenity’s vision is to transform healthcare to become more precise and personal by improving diagnoses of disease and improving patient outcomes through localized treatment with targeted therapies. For additional information about Progenity, please visit the company’s website at www.progenity.com.

Safe Harbor Statement or Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in this press release, including statements concerning the impact of the COVID-19 pandemic on our business, operations, financial results, and future performance, and the progress of our research and development efforts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our plans, estimates, and expectations, as of the date of this press release. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this press release. Such risks, uncertainties, and other factors include, among others, the ongoing COVID-19 pandemic, our ability to develop and commercialize our testing products as well as innovate in the field of precision medicine, our ability to obtain and maintain regulatory approval or clearance of our products on expected timelines or at all, our plans to research, develop, and commercialize new products, the unpredictable relationship between preclinical study results and clinical study results, our expectations regarding future test volumes, our expectations regarding our in network position, anticipated capacity for our tests, and those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Progenity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 to be filed with the SEC and other subsequent documents we file with the SEC.

Progenity expressly disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Robert Uhl

Managing Director, Westwicke ICR

ir@progenity.com

(619) 228-5886

Media Contact:

Kate Blom-Lowery

CG Life

kblomlowery@cglife.com

(858) 457-2436

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	September 30, 2020	June 30, 2020

Revenues	$25,943	$17,266
Cost of sales	23,601	21,835
Gross profit (loss)	2,342	(4,569)
Operating expenses:
Research and development	13,043	12,234
Selling and marketing	13,244	12,736
General and administrative	20,626	17,181
Total operating expenses	46,913	42,151
Loss from operations	(44,571)	(46,720)
Interest expense	(2,476)	(2,507)
Interest and other income (expense), net	(18)	(3,556)
Loss before income taxes	(47,065)	(52,783)
Income tax benefit	—	—
Net loss	(47,065)	(52,783)
Dividend paid to preferred stockholders	—	(268)
Net loss attributable to common stockholders	$(47,065)	$(53,051)
Net loss per share attributable to common stockholders, basic and diluted	$(1.01)	$(6.11)
Weighted average number of shares outstanding used in calculating net loss per share attributable to common stockholders, basic and diluted	46,632,043	8,687,250

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$25,943	$18,772	$60,037	$123,509
Cost of Sales	23,601	24,997	72,006	75,531
Gross profit (loss)	2,342	(6,225)	(11,969)	47,978
Operating Expenses:
Research and development	13,043	17,080	36,517	48,791
Selling and marketing	13,244	15,263	40,416	45,510
General and administrative	20,626	16,273	54,915	44,823
Total operating expenses	46,913	48,616	131,848	139,124
Loss from operations	(44,571)	(54,841)	(143,817)	(91,146)
Interest expense	(2,476)	(2,321)	(7,285)	(6,872)
Interest and other income (expense), net	(18)	29	(3,594)	457
Loss before income taxes	(47,065)	(57,133)	(154,696)	(97,561)
Income tax benefit	—	—	(37,696)	—
Net loss	(47,065)	(57,133)	(117,000)	(97,561)
Dividend paid to preferred shareholders	—	—	(268)	(3,652)
Stock dividend on exchange of Series A-1 to Series B Preferred Stock	—	(27,637)	—	(27,637)
Stock dividend on Series B Preferred Stock	—	(13,137)	—	(13,137)
Net loss attributable to common shareholders	$(47,065)	$(97,907)	$(117,268)	$(141,987)
Net loss per share attributable to common shareholders, basic and diluted	$(1.01)	$(19.85)	$(5.80)	$(29.27)
Weighted average number of shares outstanding used in calculating net loss per share, basic and diluted	46,632,043	4,931,204	20,201,325	4,851,603

Progenity, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2020	December 31, 2019
		(1)
Assets
Current assets:
Cash and cash equivalents	$60,013	$33,042
Accounts receivable, net	13,425	22,189
Inventory	10,383	10,937
Income tax receivable	—	634
Prepaid expenses and other current assets	9,216	7,846
Total current assets	93,037	74,648
Property and equipment, net	16,088	15,891
Goodwill and other intangible assets	10,294	10,990
Other assets	198	198
Total assets	$119,617	$101,727
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$15,666	$15,754
Accrued expenses and other current liabilities	71,013	83,615
Current portion of mortgages payable and capital lease obligations	667	968
Total current liabilities	87,346	100,337
Mortgages payable and capital lease obligations, net of current portion	2,961	3,439
Note payable to related party, net	69,642	68,966
Other long-term liabilities	20,088	12,859
Total liabilities	$180,037	$185,601
Stockholders' deficit:
Common stock	50	9
Series A Preferred Stock	—	4
Series B Preferred Stock	—	102
Additional paid-in capital	424,047	283,260
Accumulated deficit	(465,746)	(348,478)
Treasury stock	(18,771)	(18,771)
Total stockholders' deficit	(60,420)	(83,874)
Total liabilities and stockholders' deficit	$119,617	$101,727

____________

(1)	The condensed, consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements